EXHIBIT 5.1
September 20, 2011

ECOtality, Inc.
Four Embarcadero Center, Suite 3720
San Francisco, California 94111

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to ECOtality, Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 63,248 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable under the ECOtality, Inc. 2007 Equity Incentive Plan (the “Plan”), on Form S-8 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

In our capacity as special counsel to the Company, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the legal competence of all signatories to such documents, the conformity with the authentic original documents of all documents submitted to us as copies, and the accuracy, completeness and authenticity of all certificates of public officials.

We are authorized and licensed to practice law only in the State of California.  In rendering this opinion we have conducted, to the extent we deem necessary, a reasonable inquiry and examination of applicable laws in existence on the date hereof of the General Corporation Law of the State of Nevada (the “Nevada GCL”).  With respect to matters of the Nevada GCL, we have relied on the 2011 edition of the Annotated Nevada Laws Governing Business Entities, published by Corporation Service Company.  We express no opinion as to the laws of any other time or jurisdiction or the applicability of the laws of any particular jurisdiction.

On the basis of the foregoing, we are of the opinion that, upon issuance, delivery and payment for the Shares in the manner contemplated by the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

We expressly decline any continuing obligation to advise you after the date of this opinion of any changes in the foregoing or any changes of circumstances of which we may become aware that may affect the conclusions reached herein.  This opinion is solely for use in connection with the issuance and sale of Shares under the Registration Statement, and may not be relied upon by, delivered to, or quoted by any other person or for any other purpose without our prior written consent.

Very truly yours,

/s/ Farella Braun + Martel LLP

FARELLA BRAUN + MARTEL LLP